Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is executed as of this 2nd day of October, 2019 (the “Effective Date”), by and between Camille G. Cutino (“Employee”) and CAI International, Inc., a Delaware corporation (the “Company”).

AGREEMENT

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Duties and Scope of Employment.

(a)         Position.  As Vice President, Operations and Human Resources, Employee shall (i) oversee the planning, control and execution of global container operations and (ii) plan, develop and execute the management of the human resources functions of the company, working with the President and executive leadership to effectively manage the business needs and strategic global human resource goals for all business divisions. Employee shall report directly to the President and Chief Executive Officer of the Company, and shall be responsible for any such other duties, including management of personnel, as the President and Chief Executive Officer may specify from time to time, provided that such duties are consistent with Employee’s position as an executive officer of the Company.

(b)         Obligations.  During the term of her employment under this Agreement, Employee shall perform and discharge well and faithfully her duties and shall devote her full business efforts and time to the Company.  The foregoing, however, shall not preclude Employee from engaging in civic or charitable activities or from serving on the boards of directors of other entities, as long as:  (i) such activities and service do not materially interfere or conflict with her responsibilities to the Company; and (ii) Employee obtains the prior approval of the Board before accepting any position on a board of directors of a for‑profit company.

2.           Base Salary.

During her employment under this Agreement, the Company agrees to pay to Employee as compensation for her services as of the Effective Date an annual base salary (“Base Salary”) of $281,242 payable in twenty‑four (24) equal bi‑monthly installments.  For all purposes of this Agreement, the term “Base Salary” shall refer to the base salary in effect from time to time.

During the term of her employment under this Agreement, Employee’s Base Salary will be reviewed annually and is subject to annual increase at the discretion of President and Chief Executive Officer and as approved by the Company’s board of directors (the “Board”).

3.           Employee Benefits.

(a)         General.  During the term of her employment under this Agreement, Employee shall be eligible to participate in the employee benefit plans and executive compensation programs made available by the Company to its executive officers generally, including (without limitation) any of the following plans if and when adopted and made available by the Board:  pension plans, savings plans, deferred compensation plans, life, disability, health, accident and other insurance programs, paid vacations, paid parking at the Company’s office building and similar plans or programs subject in each case to the generally applicable terms and conditions of the plan in question and to the determination of any committee administering such plan or program.

(b)         Death and Disability.  Subject to Employee’s insurability, the Company will (i) maintain a policy of long‑term disability insurance providing for disability coverage in accordance with the policy terms and (ii) reimburse Employee for the cost of life insurance equal to Five Hundred Thousand dollars $500,000 in coverage.

(c)          Vacation.  Employee shall be entitled to paid vacation accruing at the rate of 20 days per calendar year.  No more than 20 days of accrued vacation shall carry forward to the next year.

4.           Equity Compensation.

At the time of execution of this Agreement, the Board contemplates making stock option and other equity grants to Employee on an annual basis.  Any such grants shall be at the discretion of the Board, and subject to the availability of sufficient shares of stock under the Plan.  The exact size and terms of any future stock option or other equity grant will be determined by the Board at the time of the grant, in the Board’s discretion.

5.           Annual Bonus

For each Fiscal Year (as defined below) during the term of this Agreement, Employee shall be eligible to earn an annual cash bonus award that is determined pursuant to and paid in accordance with an annual bonus plan to be adopted by the Board for the Company’s executive officers.  For the 2019 Fiscal Year, Employee shall be eligible for a target annual bonus of up to 40% of her Base Salary.  The Employee’s bonus for the 2019 Fiscal Year will be based on criteria developed by the President and Chief Executive Officer and the Compensation Committee of the Board of Directors (in their discretion).  Thereafter, future performance objectives will also be prescribed and established by the compensation committee and approved by the Board, after consultation with Employee.  Except as provided in Section 9(b)(iii), no bonus shall be payable under this Section 5 unless Employee’s employment under this Agreement continues through the end of the Fiscal Year to which the bonus relates.

Any amounts due to the Employee under this Section 5 shall be paid within the two and one‑half (2 1/2) month period immediately following the Fiscal Year to which the bonus relates.  For all purposes of this Agreement, “Fiscal Year” shall mean the Company’s fiscal year ending on December 31.

6.           Business Expenses and Travel.

During the term of her employment under this Agreement, Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with her duties hereunder.  The Company shall reimburse Employee for such expenses upon presentation of any itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

7.           Term of Agreement.

Subject to the basic rule set forth below in Section 8(a), this Agreement shall continue, beginning on the Effective Date, until October 1, 2022.  If not terminated in writing by either party at least ninety (90) days prior to the end of the applicable term, this Agreement shall automatically renew for an additional thirty‑six (36) months.

8.           Termination.

(a)          Basic Rule.  Employee is an employee at will.  Notwithstanding any other provision of this Agreement, either party may terminate Employee’s employment at any time, with or without cause.

(b)         Termination by the Company for Cause.  The Company, at its option and without prejudice to any other remedy to which the Company may be entitled either at law, in equity, or under this Agreement, may terminate Employee’s employment at any time for Cause by giving Employee written notice specifying the Cause event.  For all purposes under this Agreement, “Cause” shall mean:

(i)          A failure by Employee to substantially perform her material duties hereunder which is not cured within thirty (30) days after notice from the Company, provided that any termination for any such failure due to Disability (defined below) shall be made, if at all, in accordance with Section 8(c)(ii);

(ii)         Employee’s commission of material dishonesty, fraud or misrepresentation or other act of moral turpitude;

(iii)        An intentional act by Employee (other than one constituting a business judgment that was reasonable at the time or which was previously approved by the Board, or gross misconduct by Employee, which (in each case) is seriously injurious to the Company);

(iv)        A material breach by Employee of this Agreement which is not cured within thirty (30) days after notice from the Company; or

(v)         A material and willful violation of federal or state law or regulation applicable to the business of the Company.

At the time of termination for Cause, the Company shall advise Employee of the provision of this Section 8(b) under which such termination for Cause is based.

(c)          Termination for Death or Disability or Company Insolvency.  In addition to termination pursuant to Section 8(a), Company may terminate Employee’s employment for the following reasons:

(i)          Death.  Upon the event of Employee’s death, Employee’s employment with the Company shall be considered automatically terminated.

(ii)         Disability.  Upon the event of Employee’s Disability, Employee’s employment with the Company shall terminate thirty (30) days after the Company gives Employee written notice of such termination.  For all purposes of this Agreement, “Disability” shall mean Employee’s incapacity due to physical or mental illness or impairment which (in the reasonable and informed opinion of the Board of Directors) makes Employee unable to perform substantially her duties under this Agreement for a continuous period of at least 180 days.  The Company acknowledges that the Americans with Disabilities Act (“ADA”) provides for accommodations of disabled employees, and the Company affirms that in taking any action under this Section 8(c)(ii) it will comply with the ADA.

(iii)      Company Insolvency.  If the Company becomes insolvent or the Company seeks relief (or an order is entered against the Company) under any bankruptcy, reorganization, receivership, transfer for the benefit of creditors or other debtor relief statute or arrangement, Employee’s employment with the Company shall terminate thirty (30) days after the Company gives Employee written notice of the termination.

(d)         Termination for Good Reason.  Notwithstanding anything to the contrary herein, Employee may terminate her employment for Good Reason in accordance with this Section 8(d).  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events, without the consent of Employee:

(i)          any diminution in Employee’s Base Salary, except as part of a program whereby salaries of all of the Company’s senior officers are reduced for economic reasons;

(ii)         any material diminution in Employee’s responsibilities, authority, duties, reporting or

(iii)        any action or inaction that constitutes a material breach by the Company of this Agreement, or

(iv)        a material change in the geographic location at which Employee must perform her duties under this Agreement, except for office relocation within the San Francisco Bay area; provided that Employee hereby acknowledges and agrees that she may be required to travel extensively in connection with the performance of her duties under this Agreement and that any such travel requirement will not constitute a material change in the geographic location at which Employee must perform her duties under this Agreement.

Notwithstanding any provision in this Agreement to the contrary, termination of Employee’s employment will not be for Good Reason unless (i) Employee notifies the Company in writing of the existence of the condition which Employee believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (iii) Employee actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Company remedies such condition.  If Employee terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then Employee’s termination will not be considered to be for Good Reason.  A termination of Employee’s employment for Good Reason hereunder shall be deemed a “Constructive Termination” for purposes of this Agreement.  Notwithstanding the foregoing, if at the time Employee terminates her employment with the Company for Good Reason any of the circumstances described in Section 8(b) then exist, Employee’s employment shall be deemed to have been terminated by the Company pursuant to such applicable Section, rather than pursuant to this Section 8(d) for all purposes of this Agreement.

9.           Payments upon Certain Terminations of Employment.

If, during the term of this Agreement (including any renewal thereof), Employee’s employment is terminated, Employee shall be entitled to receive the following:

(a)         Company Termination Under Section 8(b) or 8(c)(iii).  In the event Employee’s employment is terminated (or deemed terminated) by the Company pursuant to Section 8(b) or Section 8(c)(iii) or in the event Employee terminates her employment with the Company other than for Good Reason, Employee shall be entitled to all accrued compensation and all other accrued benefits through the effective date of termination, but shall not be entitled to any other compensation or benefits, and shall not be entitled to any bonus under Section 5 for the Fiscal Year in which the termination occurs unless it occurs on the last day of such Fiscal Year.  All accrued compensation and all other accrued benefits shall be paid to Employee within thirty (30) days after the date on which Employee’s employment with the Company terminates.

(b)         Company Termination Without Cause or Under Section 8(c)(i) or (ii) or Termination for Good Reason or following a Change in Control.  Subject to Section 11, in the event Employee’s employment is terminated (i) by the Company (A) without Cause or (B) pursuant to Section 8(c)(i) or (ii), or (C) in the event of a Change in Control and Employee’s employment is terminated by the company or a successor to the Company for any reason other than for Cause or pursuant to Section 8(c)(i) or (ii) within a period of twenty‑four months after the closing of a Change in Control, and none of the circumstances described in Section 8(b) or 8(c)(iii) then exists, or (ii) by Employee for Good Reason pursuant to Section 8(d) and none of the circumstances described in Sections 8(b) or 8(c)(iii) then exist, then, in addition to all accrued compensation and all other accrued benefits through the effective date of such termination, and (in the case of Sections 8(c)(i) and (ii) only) any death or disability benefits, respectively, Employee shall be entitled to the following payments and benefits:

(i)          Severance Payment.  The Company shall pay Employee a lump sum amount equal to one hundred percent (100%) of Employee’s then current annual base salary and an amount equivalent to 1 year’s cash bonus (calculated on the basis of the average cash bonus received over a two year reference period), provided that, if employment is terminated solely in connection with a Change in Control, the Company shall pay Employee a lump sum amount equal to two hundred percent (200%) of Employee’s then current annual base salary calculated and an amount equivalent to 1 year’s cash bonus (calculated on the basis of the average cash bonus received over a two year reference period), in either case with such payment to be made within thirty (30) days after the date on which Employee’s employment with the Company terminates.  Notwithstanding the foregoing, Employee will not be entitled to any severance payment identified in this Subsection 9(b)(i) based upon a Change in Control if Employee continues to be employed by the Company, a successor to the Company or an affiliate of the Company, twenty‑four (24) months after the closing of the Change in Control.

For all purposes of this Agreement, “Change in Control” shall mean

(x)          a merger or consolidation of the Company with or into any other company or other entity, if (after giving effect to the merger or consolidation) the stockholders of the Company immediately prior to the merger or consolidation would not be able to elect a majority of the Company’s board of directors immediately following the merger or consolidation;

(y)          a sale in one transaction or a series of transactions undertaken with a common purpose of all or a controlling portion of the Company’s outstanding voting securities or such amount of the Company’s outstanding voting securities as would enable the purchaser to obtain the right to appoint a majority of the Company’s Board of Directors; or

(z)          a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets.

(ii)        Group Health, Life and Disability Insurance Coverage.  If Employee and her spouse and dependent children (as applicable) are eligible for, and timely (and properly) elect, to continue their coverage under the Company’s group health plans in accordance with Section 4980B(f) of the Code (“COBRA”), the Company will pay the premium for such coverage for whichever of the following periods is the shortest:  (A) the longer of (1) the remaining term of this Agreement or (2) a period of eighteen (18) months following the date of Employee’s termination of employment or (B) until Employee is no longer entitled to COBRA continuation coverage under the Company’s group health plans.  Notwithstanding anything to the contrary in this Section 9(b)(ii), this Section 9(b)(ii) shall not require continuation of any coverage after death in the case of termination under Section 8(c)(i), but nothing in this sentence shall affect any benefits payable on account of death.

(iii)       No Duty To Mitigate.  Employee shall not be required to mitigate the amount of any payment contemplated by this Section 9(b) (whether by seeking new employment or in any other manner), nor shall any payment under this Section 9(b) be reduced by any earnings that Employee may receive from any other source.

10.         Proprietary Information.

Employee agrees, during and after the term of her employment by the Company, to comply fully with the Company’s policies relating to non‑disclosure of the Company’s trade secrets and proprietary information and processes and hereby acknowledges and re‑affirms her obligations to the Company pursuant to that certain Employment, Confidential Information and Intellectual Property Assignment Agreement previously executed by Employee and attached hereto as Exhibit B.

11.         Section 280G

(a)         In the event that the Employee becomes entitled to receive or receives any Payments and it is determined that, but for this Section 11(a), any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to the Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Employee, on an after‑tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  For purposes of determining whether an Employee would receive a greater after‑tax benefit from the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by the Employee in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of the Employee’s residence on the effective date of the Section 280G Transaction, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code).

(b)        All calculations and determinations under this Section 11, including application and interpretation of the Code and related regulatory, administrative and judicial authorities, shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”).  All determinations made by the Tax Advisor under this Section 11 shall be conclusive and binding on both the Company and the Employee, and the Company shall cause the Tax Advisor to provide its determinations and any supporting calculations with respect to the Employee to the Company and the Employee.  The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.  For purposes of making the calculations and determinations under this Section 11, after taking into account the information provided by the Company and the Employee, the Tax Advisor may make reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Employee shall furnish the Tax Advisor with such information and documents as the Tax Advisor may reasonably request to assist the Tax Advisor in making calculations and determinations under this Section 11.  In the event that Section 11(a) applies and a reduction is required to be applied to the Payments thereunder, the Payments shall be reduced by the Company in its reasonable discretion in the following order:  (i) reduction of any Payments that are subject to Section 409A of the Code on a pro‑rata basis or such other manner that complies with Code Section 409A, as determined by the Company, and (ii) reduction of any Payments that are exempt from Code Section 409A.

(c)          Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

(ii)         “Section 280G” shall mean Section 280G of the Code and the Treasury regulations promulgated thereunder or any similar or successor provision.

12.         Section 409A

The Company makes no representations or warranties to Employee with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Code, and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other legal requirements from Employee or any other individual to the Company or any of its affiliates.  However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short‑term deferral exception described in Treasury Regulation Section 1.409A‑ l(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A‑1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of Employee’s employment are intended to mean Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i).  In addition, if Employee is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six- month period immediately following Employee’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, shall not be paid to Employee during such period, but shall instead be accumulated and paid to Employee (or, in the event of Employee’s death, Employee’s estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after Employee’s separation from service or (b) Employee’s death.

13.         Non‑Solicitation and Non‑Disparagement.

(a)         Employee agrees that during the period of her employment with the Company or any of its subsidiaries and affiliates and for the one (1) year period immediately following termination of such employment (whether such termination with Cause, without Cause, with Good Reason, or for any other reason), the Employee shall not directly or indirectly engage in the recruiting, soliciting or inducing of any employee or employees of the Company to terminate their employment with or otherwise cease their relationship with the Company.

(b)         Employee and the Company agree that during Employee’s employment with the Company or any of its affiliates, the Employee and the Company will not make any disparaging comments regarding the other (including the Companies subsidiaries and affiliates) or make any disparaging comments concerning any aspect of the termination of the employment relationship.  The obligations of the Employee and the Company under this subsection shall not apply to disclosures required by applicable law, regulation or order of any court of governmental agency.

14.         Successors.

(a)          Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement by operation of law.

(b)         Employee’s Successors.  This Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

15.         Notice.

Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

16.         Miscellaneous Provisions.

(a)         Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by authorized officer of the Company (other than Employee).  Except as provided herein, no waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)         Whole Agreement.  No agreements, representations or understanding (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

(c)         Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d)         Severability.  The invalidity or enforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e)        No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection (e) shall be void.

(f)          Limitation of Remedies.  If Employee’s employment hereunder terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(g)         Withholding.  The Company shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as the Company is required to deduct or withhold therefrom under the Code or under any other applicable law.

(h)          Captions.  Captions contained herein are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of any provision hereof.

(i)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(j)          Arbitration.  Any dispute or claim arising under or relating to this Agreement (including without limitation the validity or scope of this Agreement or of any provision hereof or of this Section 17G) shall be determined exclusively by arbitration before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association.  In the event the parties cannot agree on an arbitrator within 10 days after either party makes a written call for arbitration hereunder, the arbitrator shall be appointed by the Executive Director of the Northern California office of the American Arbitration Association.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

CAI INTERNATIONAL, INC.

By:	/s/ Victor Garcia
Name: Victor Garcia
Title: President and Chief Executive Officer

EMPLOYEE:

/s/ Camille G. Cutino
Camille G. Cutino

Enclosures:	EXHIBIT A: Employment, Confidential Information and Intellectual Property Assignment Agreement